Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 2, 2007, relating to the financial statements and financial statement schedule of ICO Global Communications (Holdings) Limited and subsidiaries (a development stage enterprise) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to ICO Global Communications (Holdings) Limited being in the development stage and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the initial application of the provisions of Staff Accounting Bulletin No. 108, Considering the Effects of Prior-Year Misstatements when Quantifying Misstatements in Current-Year Financial Statements) appearing in the Annual Report on Form 10-K of ICO Global Communications (Holdings) Limited and subsidiaries (a development stage enterprise) for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
August 30, 2007